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                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK,
                                       OF

                            MERCATOR SOFTWARE, INC.
                               AT $3.00 PER SHARE
                                       BY

                         ASCENTIAL SOFTWARE CORPORATION
                      THROUGH ITS WHOLLY OWNED SUBSIDIARY

                         GREEK ACQUISITION CORPORATION

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY
    TIME, ON MONDAY, SEPTEMBER 8, 2003 UNLESS THE TENDER OFFER IS EXTENDED.

                                                                  August 8, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    Greek Acquisition Corporation, a Delaware corporation ("Purchaser") and wholly owned subsidiary of Ascential Software Corporation, a Delaware corporation ("Ascential"), has appointed us to act as the dealer manager in connection with its offer to purchase for cash all outstanding shares of common stock ("Mercator common stock"), par value $0.01 per share, of Mercator Software, Inc. ("Mercator")(including the associated preferred stock purchase rights), for $3.00 per share, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated August 8, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal"), which, as may be amended and supplemented from time to time, together constitute the "Offer."

    Purchaser will purchase all of the outstanding shares of Mercator common stock properly tendered and not properly withdrawn before the "expiration date" (as defined in Section 1 of the Offer to Purchase) at a price of $3.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. See Section 1 of the Offer to Purchase.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY ASCENTIAL OR PURCHASER, IF ANY, REPRESENTS AT LEAST FIFTY-ONE PERCENT OF THE SHARES OF THE MERCATOR COMMON STOCK ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE SECTION 14 OF THE OFFER TO PURCHASE -- "CONDITIONS TO THE OFFER."

    For your information and for forwarding to your clients for whom you hold shares of Mercator common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase, dated August 8, 2003;

    2. Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

    3. Notice of Guaranteed Delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to The Bank of New York (the "depositary") before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

    4. Letter to clients that you may send to your clients for whose accounts you hold shares of Mercator common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;
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    6. Letter to shareholders of Mercator dated August 8, 2003, from Roy C.
       King, Chairman and Chief Executive Officer of Mercator, together with a Solicitation Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Mercator; and

    7. Return envelope addressed to the depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 8, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

    No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares of Mercator common stock under the tender offer other than fees paid to the dealer manager, the information agent and the depositary, as described in the Offer to Purchase. Ascential will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares of Mercator common stock held by you as a nominee or in a fiduciary capacity. Ascential will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

    In order to take advantage of the tender offer, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents, must be sent to the depositary with either a certificate or certificates representing the tendered shares of Mercator common stock or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Offer to Purchase and the Letter of Transmittal.

    Holders of shares of Mercator common stock whose certificate(s) for such shares are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the depositary or holders who cannot complete the procedures for book-entry transfer before the expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

    The board of directors of Mercator has unanimously approved the merger agreement and the transactions contemplated thereby, including the Offer and the merger, and has unanimously determined that the Offer and the merger are advisable, fair to, and in the best interests of, Mercator's stockholders and unanimously recommends that the stockholders accept the Offer and tender their shares pursuant to the Offer. The factors considered by Mercator's board of directors in arriving at its decision to approve the merger agreement, the Offer, and the merger are described in Mercator's Solicitation/Recommendation Statement on Schedule 14D-9 which has been filed with the Securities and Exchange Commission by Mercator and is being mailed to stockholders herewith. Stockholders should discuss whether to tender all or any portion of their shares with their brokers or other financial or tax advisors. Ascential and Purchaser have entered into a Stock Tender Agreement, dated as of August 2, 2003 (the "Stock Tender Agreement"), with the directors and the executive and certain other officers of Mercator who collectively own 2,127,706 Shares of Mercator common stock (the "Individual Shares"). The Individual Shares represent approximately 6% of the outstanding shares of Mercator common stock. Pursuant to the Stock Tender Agreement, the directors and the executive and certain other officers have agreed to tender the Individual Shares pursuant to the Offer, to grant Ascential an option to purchase such shares under certain circumstances and to grant Purchaser an irrevocable proxy with respect to the voting of such shares. See Section 11 of the Offer to Purchase -- "Stock Tender Agreement."

    Any inquiries you may have with respect to the tender offer should be addressed to Bear, Stearns & Co. Inc., the dealer manager of the tender offer, or to Innisfree M&A Incorporated, the information agent of the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from Innisfree M&A Incorporated, by calling them collect at: (212) 750-5833.

                                       Very truly yours,
                                       BEAR, STEARNS & CO. INC.

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF PURCHASER, ASCENTIAL, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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